Exhibit 99.1

Investor Relations Contact:
Shanye Hudson, (510) 661-1600 shanye.hudson@seagate.com

Media Contact:
Carrie Schafer, (303) 941-9470
Carrie.schafer@seagate.com

Seagate Announces Redemption of Exchangeable Notes

SINGAPORE — June 12, 2026 — Seagate Technology Holdings plc (NASDAQ: STX) (“Seagate” or “Company”) and Seagate HDD Cayman, a subsidiary of Seagate (“Seagate HDD”) today announced that Seagate HDD has issued a notice to holders of Seagate HDD’s 3.50% Exchangeable Senior Notes due 2028 (the “notes”) calling for redemption (the “redemption”) of all outstanding notes.

On September 8, 2026 (the “redemption date”), all then-outstanding notes that are called for redemption and have not been submitted for exchange will be redeemed for cash at a price (the “redemption price”) equal to the principal amount of such notes plus accrued and unpaid interest on such notes to, but excluding, the redemption date. On the redemption date, the redemption price will become due and payable upon each note to be redeemed and interest thereon will cease to accrue on and after the redemption date (unless Seagate HDD fails to pay the redemption price due on the redemption date in full, in which case interest thereon will continue to accrue until such time as Seagate HDD pays such redemption price in full).

The notes may be exchanged by holders at any time before 5:00 p.m. (New York City time) on September 3, 2026 (the “exchange deadline”) (or, if Seagate HDD fails to pay the redemption price due on the redemption date in full, at any time until such time as Seagate HDD pays such redemption price in full). The exchange rate for notes exchanged after today and through the exchange deadline is currently equal to 12.1363 ordinary shares of Seagate, par value $0.00001 per share (the “ordinary shares”), per $1,000 principal amount of the notes, and will be adjusted on June 25, 2026 as a result of the Company’s previously announced dividend of $0.74 per ordinary share pursuant to Section 7.05(d) of the indenture governing the notes, dated as of September 13, 2023 among Seagate HDD, the Company, Seagate Technology Unlimited Company and Computershare Trust Company, National Association, as trustee. The principal amount of any notes submitted for exchange shall be paid in cash, and Seagate HDD has elected to settle the remainer of its exchange obligations in excess of the principal amount for notes exchanged after today and through the exchange deadline by delivering ordinary shares, together with cash, if applicable, in lieu of delivering any fractional ordinary shares.

The notes called for redemption must be delivered to the paying agent (in the case of physical notes) or in compliance with the rules and procedures of DTC (in the case of global notes) to receive the redemption price. The name and address of the paying agent and the exchange agent to surrender the Notes (CUSIP: 81180WBL4) is:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Computershare Trust Company, N.A. CTSO Mail Operations 1505 Energy Park Drive St. Paul, MN 55108	Computershare Trust Company, N.A. CTSO Mail Operations 1505 Energy Park Drive St. Paul, MN 55108	Computershare Trust Company, N.A. CTSO Mail Operations 1505 Energy Park Drive St. Paul, MN 55108

Holders who have questions or who wish to discuss the redemption may contact Computershare Trust Company, N.A. by telephone at 1-800-344-5128 or by email at cctbondholdercommunications@computershare.com. Please refer to the CUSIP number (CUSIP: 81180WBL4) when making inquiries to the paying agent and the exchange agent.

Seagate HDD expects to eliminate approximately $150.7 million of debt, which represents all currently outstanding notes that have not been submitted for exchange, through a combination of voluntary exchanges by noteholders and Seagate HDD’s redemption of any notes that have not been exchanged through the redemption date.

About Seagate

Seagate (NASDAQ: STX) is a pioneer in mass-capacity data storage, accelerating ability to harness the full value of data. Our portfolio of advanced storage solutions helps hyperscale cloud providers, enterprises, and consumers protect, create and manage the data that powers their transformation and growth. For more than 45 years, Seagate has driven breakthrough innovations that bring sustainable, high-performance storage to the world at-scale.

© 2026 Seagate Technology LLC. All rights reserved. Seagate, Seagate Technology, and the Spiral logo are registered trademarks of Seagate Technology LLC in the United States and/or other countries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical fact. Forward-looking statements include, among other things, statements about the planned redemption of the notes. Forward-looking statements generally can be identified by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “should,” “may,” “will,” “will continue,” “can,” “could,” or the negative of these words, variations of these words and comparable terminology, in each case, intended to refer to future events or circumstances. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are based on information available to the Company as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, performance or events to differ materially from historical experience and the Company’s present expectations or projections. These risks and uncertainties include, but are not limited to, those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s latest periodic report on Form 10-Q or Form 10-K filed with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on, and which speak only as of, the date hereof. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, unless required by applicable law.